Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-284765 and No. 333-284765-01 on Form S-3 and Registration Statement Nos. 333-212876, 333-223619, 333-245566, and 333-257635 on Form S-8, of our reports dated February 10, 2026, relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 10, 2026